EXHIBIT 5.1

[Letterhead of Lindquist & Vennum PLLP]
February 3, 2004

Golden Oval Eggs, LLC
340 Dupont Avenue NE, P.O. Box 615
Renville, Minnesota 56284

Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for Golden Oval Eggs, LLC, a Delaware limited liability company (“Golden Oval”), in connection with the preparation of a Registration Statement on Form S-4, which is being filed on the date hereof by Golden Oval with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Registration Statement relates to the proposed issuance by Golden Oval of up to 4,581,474 Class A Units, that Golden Oval may deliver as part of the conversion (collectively the “Units”), pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of February 3, 2004, by and between Midwest Investors of Renville, Inc., a Minnesota cooperative and Golden Oval.

In rendering the opinion set forth below, we have reviewed the Agreement, and have also reviewed and relied upon the accuracy of the facts stated in such other materials as we have deemed necessary or appropriate as a basis for our opinion.

Based upon and subject to the foregoing, we are of the opinion that the Units, when issued in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto. This opinion is being furnished by us, as counsel to Golden Oval, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and, except as provided in the immediately preceding sentence, may not be relied upon by any other person or for any other purpose without prior written consent.

Very truly yours,

/s/ LINDQUIST & VENNUM PLLP